Exhibit 21

SUBSIDIARIES OF THE COMPANY

Subsidiary	State/County
Aarding Thermal Acoustics B.V.	Netherlands
Aarding Thermal Acoustics USA, Inc.	Delaware
CECO Emtrol Buell India Pvt. Ltd.	India
CECO Environmental IP, Inc.	Delaware
CECO Environmental Mexico S de RL de CV.	Mexico
CECO Environmental Middle East DMCC	United Arab Emirates
CECO Environmental Netherlands B.V.	Netherlands
CECO Environmental Services Mexico S de RL de CV.	Mexico
CECO Group Global Holdings, LLC	Delaware
CECO Group, Inc.	Delaware
CECO Industrial Solutions, Inc.	Delaware
CECO Mexico Holdings, LLC	Delaware
CECO Peerless (China) Environmental Co. Ltd.	China
CECO Peerless China Holdings LLC	Delaware
Compass Water Solutions, Inc.	Delaware
DS21 Co. Ltd.	South Korea
EFM Equipment Company LLC	Delaware
Effox-Flextor-Mader Inc.	Delaware
Emtrol-Buell Services FZE	Nigeria
Emtrol, LLC	New York
Emtrol, Ltd.	Canada
Environmental Integrated Solutions Ltd	United Kingdom
CECO Environmental (Shanghai) Co. Ltd.	China
FKI, LLC	Delaware
Flextor, Inc.	Canada
General Rubber LLC	Florida
H.M. White, Inc.	Delaware
Mefiag (Guangzhou) Filter Systems Ltd.	China
Mefiag B.V.	Netherlands
Met-Pro (Hong Kong) Co. Ltd.	Hong Kong
Met-Pro Technologies, LLC	Delaware
MP China Co. Ltd.	Hong Kong
CECO Environmental Asia-Pacific Pte. Ltd.	Singapore
Peerless Europe, Ltd.	United Kingdom
Peerless Manufacturing Co.	Texas
The Kirk & Blum Manufacturing Co.	Ohio
Western Air Ducts Limited	United Kingdom